SECOND SUPPLEMENTAL INDENTURE, dated as of the 18th day of November, 1998, (herein called the "Supplement"), between VANGUARD CELLULAR SYSTEMS, INC., a corporation duly organized and existing under the laws of the State of North Carolina (hereinafter referred to as the "Company"), and THE BANK OF NEW YORK, a banking corporation duly organized and existing under the laws of the State of New York (hereinafter referred to as the "Trustee"), as Trustee under the Indenture dated as of April 1, 1996, between the Company and the Trustee as amended, modified and supplemented by the First Supplemental Indenture dated as of April 1, 1996 between the Company and the Trustee (as so modified, the "Indenture"). Capitalized terms used in this Supplement and not otherwise defined herein shall have the meanings set forth in the Indenture.

                  WHEREAS, the Company has previously issued 9-3/8% Senior Debentures Due 2006 (the "9-3/8% Debentures") in accordance with the terms of the Indenture; and

                  WHEREAS, the 9-3/8% Debentures constitute the only series of Debentures issued and outstanding under the Indenture; and

                  WHEREAS, in accordance with Section 12.2 of the Indenture, the Company and the Trustee may amend the Indenture or the 9-3/8% Debentures with the written consent of the holders of at least a majority in principal amount of the 9-3/8% Debentures; provided, that no such amendment may, without the consent of each holder of 9-3/8% Debentures, (1) reduce the amount of 9-3/8% Debentures whose holders must consent to such amendment, (2) reduce the rate of or extend the time for payment of interest on any 9-3/8% Debenture, (3) reduce the principal of or extend the Stated Maturity of any 9-3/8% Debenture, (4) reduce the redemption premium payable on any 9-3/8% Debenture or change the time at which any 9-3/8% Debenture may be redeemed, (5) make any 9-3/8% Debenture payable in money other than Dollars, (6) subordinate in any manner the 9-3/8% Debentures to any other obligation of the Company or (7) make any change to Sections 7.5, 7.6 or 7.7 of the Indenture or to the second sentence of Section
12.2 of the Indenture; and

                  WHEREAS, the Company has offered to purchase any and all of the 9-3/8% Debentures and has solicited consents from Holders of the 9-3/8% Debentures to certain amendments to the Indenture pursuant to an Offer to Purchase and Consent Solicitation dated November 4, 1998 (as the same may be amended or extended from time in accordance with its terms, the "Offer to Purchase");

                  WHEREAS, holders of a majority in principal amount of the 9-3/8% Debentures have consented to the amendments to the Indenture contained herein; and

                  WHEREAS, the Company desires to amend the Indenture in accordance with Section 12.2 thereof and has determined that the requirements of
Section 12.2 of the Indenture have been satisfied and has requested the Trustee to join with it in the execution and delivery of this Supplement; all requirements necessary to make this Supplement a valid instrument, in accordance with its terms, have been met; and the execution and delivery hereof have been in all respects duly authorized.

                  NOW, THEREFORE, for good and valuable consideration the sufficiency of which is hereby recognized, the Company covenants and agrees with the Trustee as follows:

                                                      ARTICLE I

                                            AMENDMENTS TO THE INDENTURE

         Section 1.1 Deletion of Certain Sections. Upon and following the acceptance by the Company of 9-3/8% Debentures validly tendered and not withdrawn in accordance with the procedures described in the Offer to Purchase, the Company and Trustee hereby amend the Indenture for purposes of the 9-3/8% Debentures to delete the text of each of the following Sections in its entirety and replace such text with the words "[Intentionally Omitted]":

                  Section 4.3  -   (Corporate Existence);
                  Section 4.4  -   (Restrictions   on   Mergers,   Sales   and
                                    Consolidations);
                  Section 4.6  -   (Reports to Trustee and SEC);
                  Section 4.9  -   (Limitation  on  Indebtedness);
                  Section 4.10 -   (Limitation   on   Restricted   Payments);
                  Section 4.11 -   (Limitation  on Liens);
                  Section 4.12 -   (Limitation  on Asset Sales);
                  Section 4.13 -   (Limitation  on   Restrictions  on
                                    Distributions from Restricted Subsidiaries);
                  Section 4.14 -   (Limitation on Transactions with Affiliates);
                  Section 4.15 -   (Ownership of Vanguard Cellular Financial
                                    Corp.);
                  Section 4.16 -   (SEC Reports);
                  Section 7.1(3)   (Events of  Default - Failure to comply  with
                                    Section  10.1);
                  Section 7.1(6)   (Events  of  Default - Cross Default);
                  Section 7.1(9)   (Events of  Default - Unsatisfied Judgments);
                  Section 10.1     (When Company May Merge or Transfer
                                    Property);  and
                  Section 14.1     (Purchase of the Option of Holders
                                    Upon a Change of Control).

         Section 1.2 Definitions. Upon and following the acceptance by the Company of 9- 3/8% Debentures validly tendered and not withdrawn in accordance with the procedures described in the Offer to Purchase, the Company and Trustee hereby amend the Indenture for purposes of the 9-3/8% Debentures to delete each defined term in the Indenture that is used only in the Sections of the Indenture the text of which has been deleted pursuant to Section 1.1 hereof.

         Section 1.3 Amendment of Certain Sections. Upon and following the acceptance by the Company of 9-3/8% Debentures validly tendered and not withdrawn in accordance with the procedures described in the Offer to Purchase, the Company and Trustee hereby amend the Indenture for purposes of the 9-3/8% Debentures to modify Section 7.1(4) of the Indenture to delete references to the Sections listed in Section 1.1 of this Supplement. The Company and the Trustee further amend the Indenture to delete each reference to a Section the text of which has been deleted pursuant to Section 1.1 of this Supplement.

                                                     ARTICLE II

                                                    MISCELLANEOUS

         Section 2.1 Effectiveness of Provisions. This Supplement shall be effective and binding upon the Company, the Trustee and the Holders of 9-3/8% Debentures as of the day and year first written above. If the Offer (as defined in the Offer to Purchase) is withdrawn or terminated or if validly tendered (and not withdrawn) Debentures are not accepted for payment or the Consent Payments are not made on the Payment Date (each, as defined in the Offer to Purchase), in each case in accordance with the terms and provisions of the Offer to Purchase, the provisions of this Supplement shall be null and void and of no force or effect whatsoever.

         Section 2.2 Execution of Supplement. This Supplement is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplement forms a part thereof.

         Section 2.3 Conflict with Trust Indenture Act. If and to the extent that any provision hereof limits, qualifies or conflicts with the duties imposed by Sections 310 through 317, inclusive, of the Trust Indenture Act of 1939, as amended, such imposed duties shall control.

         Section 2.4 Successors and Assigns. All covenants and agreements in this Supplement by the Company shall bind its successors and assigns, whether so expressed or not.

         Section 2.5 Separability Clause. In case any one or more of the provisions contained in this Supplement, the Indenture or in the Debentures of any series shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplement, the Indenture or of such Debentures, but this Supplement, the Indenture and such Debentures shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

         Section 2.6 Benefits of Supplement. Nothing in this Supplement or in the Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the holders of Debentures (to the extent specified herein or therein), any benefit or any legal or equitable right, remedy or claim under this Supplement.

         Section 2.7 Governing Law. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

         Section 2.8 Execution and Counterparts. This Supplement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.

         Section 2.9 Miscellaneous. Except as expressly supplemented by this Supplement, the Indenture shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the Company and the Trustee have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                            VANGUARD CELLULAR SYSTEMS, INC.


                                       By: /s/ Stephen R. Leeolou
                                          --------------------------------
                                          Stephen R. Leeolou
                                          President

                                       By:/s/ Richard C. Rowlenson
                                          --------------------------------
                                          Richard C. Rowlenson
                                          Secretary

                                            THE BANK OF NEW YORK, as TRUSTEE


                                       By: /s/ Mary Beth Lewicki
                                          --------------------------------
                                           Mary Beth Lewicki

                                       Title: Assistant Vice President